SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date earliest event reported): November 12, 1996


                          Registrant, State of
                          Incorporation, Address              I.R.S. Employer
Commission File Number    and Telephone Number              Identification No.
0-8410                    HOSPOSABLE PRODUCTS, INC.              11-2236837
                          (a New York corporation)
                          100 Readington Road
                          Somerville, New Jersey 08876
                          Telephone (908) 707-1800




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Form 8-K                                                               Page 1





Item 5.           Other Information.


         The following press release was released on November 12, 1996:

FOR IMMEDIATE RELEASE

HOSPOSABLE PRODUCTS INC. AGREES TO ACQUIRE G.H. WOOD + WYANT INC.

November 12, 1996

CONTACT:  JOSEPH H. WEINKAM, JR. (908) 707-1800 EXT. 310


Hosposable Products, Inc. (Hosposable) (Nasdaq: HOSP) today announced that it has entered into a definitive agreement under which a wholly owned and newly formed Canadian subsidiary (Buyer) will purchase the business and all operating assets and assume the operating liabilities of G.H. Wood + Wyant Inc. (Wood-Wyant).

The consideration to be paid by Buyer consists of cash and three classes of preferred stock. At the closing of the proposed transaction, Buyer will pay Wood-Wyant Cdn$5 million (US$3.7 million). In addition, Buyer will issue two classes of preferred stock to Wood-Wyant that will be mandatorily redeemable over ten years, will have dividend rates of 4% and 3.999% per annum, respectively, and will have an aggregate liquidation preference of Cdn$8,062,741 (US$5,972,400), subject to adjustment. Lastly, Buyer will issue to Wood-Wyant one million shares of a third class of preferred stock that will be exchangeable for Hosposable common stock on a share for share basis. Hosposable anticipates closing the proposed transaction in January 1997.

Wood-Wyant owns approximately 55.4% of the outstanding shares of Hosposable common stock. The proposed transaction was negotiated on behalf of Hosposable by a special committee composed of disinterested members of its board of directors. The special committee, which engaged a financial advisor, Houlihan, Lokey, Howard & Zukin, Inc. (Houlihan Lokey), and legal counsel, concluded that the terms and conditions of the proposed transaction are fair to Hosposable shareholders, and that the consummation of the proposed transaction on such terms and conditions is in the interests of Hosposable shareholders. Houlihan Lokey has rendered its opinion setting forth its view that the proposed transaction is fair from a financial point of view to Hosposable shareholders. The proposed transaction was then approved by Hosposable's board of directors.




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Form 8-K                                                              Page 2


The closing of the proposed transaction is contingent upon, among other things, the approval of a majority of Hosposable's shareholders in accordance with the applicable rules of the NASD. Wood-Wyant has undertaken to vote all of its shares of Hosposable common stock in favor of the proposed transaction. Hosposable will distribute definitive proxy materials to its shareholders in connection with a special meeting to consider the proposed transaction. The date for the special meeting has not been determined.

After the consummation of the proposed transaction, Hosposable, which will be renamed Wyant Corporation, is expected to have combined assets of approximately US$45 million and annual sales of approximately US$95 million.

Hosposable manufactures and markets premium branded and custom absorbent products and air-laid nonwoven fabrics for health care and industrial markets. Headquartered in Branchburg, New Jersey, Hosposable had sales of approximately US$40.5 million in 1995 and currently employs 333 people. Hosposable is diversified through its subsidiary, IFC Disposables, Inc., and has manufacturing facilities in New Jersey, Tennessee and California and markets products in the United States and abroad via an extensive sales and distribution network.

Wood-Wyant is Canada's leading national manufacturer and distributor of sanitary paper products, janitorial chemicals, caretaking equipment and sanitation supplies to institutional markets in Canada. Headquartered in Montreal, Wood-Wyant had sales of approximately US$52.2 million in 1995 and currently employs 375 people. Wood-Wyant operates a paper converting plant and a chemical blending facility in Ontario and services approximately 20,000 customers through a direct sales organization supported by customer service centers located across Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: the statements which are not historical facts contained in this press release are forward looking statements that involve risks and uncertainties, including, but not limited to, risks associated with Hosposable's future growth and profitability, the ability of Hosposable to successfully integrate the business and personnel of Wood-Wyant into Hosposable's operations and the effects of competitive and general economic conditions.


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Form 8-K                                                               Page 3



Item 7.           Financial Statements, Pro Forma Financial Information and
                  Exhibits.

                  (c)      Exhibits

                           2.1 Asset Purchase Agreement dated as of November 12, 1996 among Hosposable Products, Inc., 3290441 Canada Inc. and G.H. Wood + Wyant Inc.



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Form 8-K                                                               Page 4



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 HOSPOSABLE PRODUCTS, INC.


                                 By: /s/ Joseph H. Weinkam, Jr.
                                    -------------------------------
                                    Name: Joseph H. Weinkam, Jr.
                                    Title: President and Chief Operating Officer




Dated:  November 14, 1996



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